Exhibit 99.1

News Release

Contact:
Investors:	Ryan Richards 980-465-5000 | investors@truist.com
Aaron Reeves 336-733-2874 | investors@truist.com
Media:	Shelley Miller 704-692-1518 | media@truist.com

SunTrust Real Estate Investment Corporation to redeem all $100 Million of its Series B Non-Cumulative Exchangeable Preferred Stock

CHARLOTTE, N.C., (February 26, 2021) — SunTrust Real Estate Investment Corporation, an indirect subsidiary of Truist Bank, today announced it will redeem all 1,000 outstanding shares of its Series B Non-Cumulative Exchangeable Preferred Stock (CUSIP 86788X203) on the redemption date of March 31, 2021.

The redemption price for the preferred stock will be equal to $100,000 per share. Regular dividends on the outstanding shares of the preferred stock, for the full current semiannual dividend period, will be paid separately and in the customary manner on March 31, 2021 to holders of record on the March 15, 2021 record date. Accordingly, the redemption price for the preferred stock will not include any accrued and unpaid dividends. On and after the redemption date, all dividends on the shares of preferred stock called for redemption will cease to accrue.

The preferred stock is held through The Depository Trust Company (DTC) and will be redeemed in accordance with the procedures of DTC. Cede & Co., as nominee for DTC is the sole record holder of all of the outstanding preferred stock and will receive the aggregate redemption price for disbursement to the beneficial owners. Payment to DTC for the preferred stock will be made by Computershare Trust Company, N.A., as redemption agent.

About Truist
Truist Financial Corporation is a purpose-driven financial services company committed to inspire and build better lives and communities. With the combined history of BB&T and SunTrust, Truist has leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending; and wealth management. Headquartered in Charlotte, North Carolina, Truist is the sixth-largest commercial bank in the U.S. with total assets of $509 billion as of December 31, 2020. Truist Bank, Member FDIC. Learn more at Truist.com.

# # #